Exhibit 23.1

Audit • Tax • Consulting • Financial Advisory Registered with Public Company Accounting Oversight Board (PCAOB)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in this Registration Statement of Hengguang Holding Co., Limited (the “Company”) on Form F-1 of our report dated June 25, 2021, with respect to our audits of the consolidated financial statements of the Company as of December 31, 2020 and 2019, and for each of the two years in the period ended December 31, 2020, which appear in such Registration Statement.

We also consent to the reference to our Firm under the caption “Experts” appearing in such Registration Statement.

/s/ KCCW Accountancy Corp.
Diamond Bar, California
June 28, 2021